EXHIBIT (a)(13)

ADDENDUM TO

THRESHOLD PHARMACEUTICALS, INC.

OPTION EXCHANGE PROGRAM

TENDER OFFER STATEMENT

“OFFER TO EXCHANGE”

Dated September 13, 2006

This Addendum amends and supplements the Threshold Pharmaceuticals, Inc. Option Exchange Program Tender Offer Statement dated August 25, 2006 and related documents (the “Offer”) pursuant to which eligible employees, consultants, executive officers and directors have the opportunity to make a one-time election to cancel certain outstanding grants of stock options (the “Current Options”) under the Threshold Pharmaceuticals, Inc. 2004 Amended and Restated Equity Incentive Plan (the “Plan”) for an equal number of new unvested options to be granted under the Plan after the date of cancellation of the Current Options (the “Replacement Options”). We have included page references to the Offer indicating where information has been updated and/or superseded.

•	We will grant the Replacement Options promptly after the Expiration Date to eligible persons who elect to exchange their Current Options in accordance with the terms and conditions of the Offer. (Page 11)

•	Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept all properly tendered options that have not been validly withdrawn upon expiration of the Offer. (Page 11)

•	The table below sets forth, for the quarter ended June 30, 2006, the high and low sales prices for Threshold’s common stock as reported by the NASDAQ Global Market. (Page 12)

High	Low
$ 16.98	$3.00

•	We recommend that, in addition to this Addendum and the Offer, you review the following materials that we have filed with the Securities and Exchange Commission before making a decision on whether to elect to exchange your options:

(a) Threshold Pharmaceuticals, Inc’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the Securities and Exchange Commission on March 28, 2006 and a copy of which was included with the Offer.

(b) Threshold Pharmaceuticals, Inc.’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, filed with the Securities and Exchange Commission on May 15, 2006 and August 10, 2006, respectively, and copies of which were included with the Offer.

(c) Threshold Pharmaceuticals, Inc.’s Current Reports on Form 8-K filed with the Securities and Exchange Commission on February 9, 2006, March 17, 2006, April 4, 2006, May 12, 2006, July 17, 2006 and August 9, 2006.

(d) Threshold Pharmaceuticals, Inc.’s Registration Statements on Form S-8 (File Nos. 333-126276 and 333-134598) (registering shares to be issued under the Amended and Restated 2004 Equity Incentive Plan), filed with the Securities and Exchange Commission on June 30, 2005 and May 31, 2006, respectively.

(e) The description of Threshold Pharmaceuticals, Inc.’s common stock, par value $0.001 per share, set forth in Threshold Pharmaceuticals, Inc.’s registration statements filed pursuant to Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such descriptions.

Each of the above is incorporated by reference into this Addendum, the Offer and the Schedule TO filed by us with the Securities and Exchange Commission on August 25, 2006. Each of the above can be accessed electronically on the Securities and Exchange Commission’s website at www.sec.gov. (Page 18)

•	Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case subject to certain limitations and our reasonable discretion, if at any time on or after August 25, 2006 and prior to the Expiration Date, any of the following events has occurred or has been determined by us to have occurred (provided, however, that any act or omission to act by us or the occurrence of circumstances within our control cannot be a condition affecting the completion of the Offer):

(a) there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the options elected for exchange pursuant to the Offer or the issuance of Replacement Options, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition, income, operations or prospects of Threshold or materially and adversely impair the contemplated benefits of the Offer to us;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us, by any court or any authority, agency or tribunal that would or is likely to:

(i) make the acceptance for exchange of, or issuance of Replacement Options for, some or all of the options tendered for exchange illegal or otherwise restrict or prohibit consummation of the Offer;

(ii) delay or restrict our ability, or render us unable, to accept for exchange or issue Replacement Options for some or all of the options tendered for exchange; or

(iii) materially and adversely affect the business, condition, income, operations or prospects of Threshold;

(c) there shall have occurred:

(i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(ii) the declaration of a banking moratorium or any suspension payments in respect of banks in the United States, whether or not mandatory;

(iii) the commencement or escalation of a war, armed hostilities or other international or national crisis, directly or indirectly involving the United States, including acts of terrorism, the wars in Iraq and Afghanistan and the global war on terrorism;

(iv) the occurrence of a major earthquake or natural disaster affecting Northern California;

(v) any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority that affects the extension of credit by banks or other lending institutions in the United States;

(vi) any decrease of greater than 50% of the market price of the shares of our common stock or any change in the geopolitical, political, market, economic or financial conditions in the United States or abroad that is likely to have a material adverse effect on the business, condition, income, operations or prospects of Threshold. or on the trading in our common stock;

(vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

(viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on August 25, 2006;

(d) there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record more compensation expense than initially anticipated against our earnings in connection with the Offer; or

(e) the commencement a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal concerning Threshold, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

(i) any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before September 25, 2006;

(ii) any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before September 25, 2006 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

(iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us.

The conditions to this Offer are for our benefit. We may assert them in our sole discretion, provided, however, that any act or omission to act by us or the occurrence of circumstances within our control cannot be a condition affecting the completion of the Offer. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to this Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights; provided, however, that our acceptance of options tendered for exchange pursuant to this Offer shall constitute a waiver of the occurrence of a condition specified above. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. When a condition refers to an impairment of the benefits of the Offer to us, an impairment includes a decrease in our ability to incentivize employees, consultants, executive officers and directors to continue their service to us and a decrease in our ability to minimize potential dilution to our stockholders. (Page 21)

•	Please review this Addendum in conjunction with the Offer and the other related offering documents. Where disclosure in this Addendum conflicts with the disclosure in the Offer or other related offering documents, the disclosure in this Addendum governs.

•	You should direct questions about this Addendum, the Offer or any other document related to the Offer, or requests for assistance, to Threshold’s Chief Operating Officer, Michael S. Ostrach, via e-mail, at mostrach@thresholdpharm.com or by telephone at (650) 474-8200.

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